Exhibit 10.2

BUCA, Inc.

2006 Omnibus Stock Plan of BUCA, Inc.

Non-Statutory Stock Option Agreement

(Employee)

Name of Optionee: John T. Bettin

Number of Shares Covered: 200,000	Date of Grant: September 6, 2006

Exercise Price Per Share: $5.38	Expiration Date: September 5, 2016

Exercise Schedule (Cumulative):

Dates of Exercisability	Number of Shares as to Which Option Becomes Exercisable
September 6, 2007 September 6, 2008 September 6, 2009 September 6, 2010 September 6, 2011	40,000 40,000 40,000 40,000 40,000

This is a Non-Statutory Stock Option Agreement (the “Agreement”) between BUCA, Inc., a Minnesota corporation (the “Company”), and the optionee identified above (the “Optionee”) effective as of the date of grant specified above.

Background

A. The Company maintains the 2006 Omnibus Stock Plan of BUCA, Inc. (as amended and supplemented, the “Plan”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Plan.

B. Under the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) administers the Plan and has the authority to determine the Awards to be granted under the Plan.

C. The Committee has determined that the Optionee is eligible to receive an Award under the Plan in the form of a non-statutory stock option (the “Option”).

D. The Company hereby grants the Option to the Optionee under the terms and conditions as follows.

Terms and Conditions

1.	Grant. The Optionee is granted the Option to purchase the number of shares of common stock of the Company (the “Shares”) specified at the beginning of this Agreement.

2.	Exercise Price. The price to the Optionee of each Share subject to the Option will be the exercise price specified at the beginning of this Agreement.

3.	Non-Statutory Stock Option. The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Exercise Schedule. Subject to the provisions of the Plan and this Agreement, the Option will vest and become exercisable as to the number of Shares and on the dates specified in the exercise schedule at the beginning of this Agreement. The exercise schedule will be cumulative; thus, to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, the Optionee or the person otherwise entitled to exercise the Option as provided herein may at any time, and from time to time, purchase all or any portion of the Shares then purchasable under the exercise schedule.

The Option may also be exercised in full (notwithstanding the exercise schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5.	Expiration. The Option expires at 5:00 p.m. Central Time on the earliest of:

(a)	The expiration date specified at the beginning of this Agreement;

(b)	The last day of the period following the termination of employment of the Optionee during which the Option can be exercised (as specified in Section 7 of this Agreement), except that if such termination is due to a breach by the Optionee of any provision of any confidentiality and/or non-competition agreement between the Company and the Optionee (or any other employment-related agreement entered into between the Company and the Optionee), then the Option will expire on the date of such breach by the Optionee; or

(c)	The date (if any) fixed for cancellation pursuant to Plan Section 17.

In no event may anyone exercise the Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

6.	Procedure to Exercise Option.

Notice of Exercise. The Option may be exercised by delivering written notice of exercise to the Company at the principal executive office of the Company, to the attention of the

Company’s Secretary. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising the Option. If the person exercising the Option is not the Optionee, he/she also must submit appropriate proof of his/her right to exercise the Option.

Tender of Payment. Upon giving notice of any exercise hereunder, the Optionee shall provide for payment of the purchase price of the Shares being purchased through one or a combination of the following methods:

(a)	Cash (including check, bank draft or money order);

(b)	By delivery or tender to the Company of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares acquired upon exercise; or

(c)	to the extent permitted by law (as determined by the Committee), a broker-assisted cashless exercise in which the Optionee irrevocably instructs a broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the purchase price of such Shares.

Notwithstanding the foregoing, the Optionee shall not be permitted to pay any portion of the purchase price with Shares if the Committee, in its sole discretion, determines that payment in such manner could have adverse financial accounting consequences for the Company.

Delivery of Certificates. As soon as practicable after the Company receives the notice and purchase price provided for above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased; provided, however, that the Company may deliver the Shares electronically in book-entry form. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, no certificate for Shares distributable under the Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended, and the Exchange Act.

7.	Termination of Employment. The Option may be exercised only while the Optionee remains employed with the Company or an Affiliate, and only if the Optionee has been continuously so employed since the date the Option was granted; provided that:

(a)	Except as otherwise provided below, the Option may be exercised for three months after the Optionee ceases to be employed by the Company or an Affiliate, but only to the extent that it was exercisable immediately prior to such cessation of employment (i.e., the Optionee will not progress on the exercise schedule);

(b)	The Option may be exercised for one year after the Optionee ceases to be employed by the Company or an Affiliate if such cessation is because of death or disability (within the meaning of Section 22(e)(3) of the Code) of the Optionee;

(c)	The Option may be exercised for three years after the Optionee ceases to be employed by the Company or an Affiliate if such cessation is because of Retirement of the Optionee; and

(d)	If the Optionee ceases to be employed by the Company or an Affiliate after a declaration in connection with a Fundamental Change made pursuant to Plan Section 17 and Section 8 of this Agreement, the Optionee may exercise the Option at any time permitted by such declaration.

Notwithstanding the above, the Option may not be exercised after it has expired.

8.	Acceleration of Vesting. In the event of the death or disability of the Optionee, any portion of the Option that was not previously exercisable shall become immediately exercisable in full if the Optionee shall have been continuously employed by the Company or an Affiliate thereof between the date the Option was granted and the date of such death or disability. In the event of a proposed Fundamental Change, the Committee may, but will not be obligated to, accelerate the Options in accordance with the terms set forth in Plan Section 17.

9.	Limitation on Transfer. During the lifetime of the Optionee, only the Optionee or his/her guardian or legal representative may exercise the Option. The Option may not be assigned or transferred by the Optionee other than to a Successor in the event of the Optionee’s death or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of ERISA, or the rules thereunder; any attempted transfer in violation of this Section 9 shall be of no effect.

10.	No Shareholder Rights Before Exercise. No person has any of the rights of a shareholder of the Company with respect to any Share subject to the Option until the Share actually is issued to him/her upon exercise of the Option.

11.	Discretionary Adjustment. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the corporate structure or Shares of the Company, the Committee (or if the Company does not survive any such transaction, a comparable committee of the board of directors of the surviving corporation) may, without the consent of the Optionee, make such adjustment as it determines in its discretion to be appropriate as to the number and kind of securities subject to and reserved under the Plan and, in order to prevent inappropriate dilution or enlargement of rights of the Optionee, the number and kind of securities issuable upon exercise of the Option and the exercise price hereof.

12.	Tax Withholding. Delivery of Shares upon any exercise of the Option will be subject to any required withholding taxes and the terms and conditions set forth in Plan Section 14.

13.	Interpretation of this Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

14.	Discontinuance of Employment. This Agreement shall not give the Optionee a right to continued employment with the Company or any Affiliate, and the Company or any such Affiliate employing the Optionee may terminate his/her employment at any time and otherwise deal with the Optionee without regard to the effect it may have upon him/her under this Agreement.

15.	Option Subject to Plan, Articles of Incorporation and By-Laws. The Optionee acknowledges that the Option is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations. The Optionee hereby acknowledges having received a copy of the Plan.

16.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

17.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

The Optionee and the Company have executed this Agreement as of the 6th day of September, 2006.

JOHN T. BETTIN

/s/ John T. Bettin

BUCA, Inc.

By	Wallace B. Doolin
Its Chairman, President and Chief ExecutiveOfficer